Exhibit 3.12

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company: Triton PCS Operating Company L.L.C.

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

The name shall be SunCom Wireless Operating Company, L.L.C.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 11th day of January, A.D. 2005.

By:	/s/ DAVID D. CLARK
Authorized Person(s)

Name:	David D. Clark, EVP & CFO
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